FOLEY & LARDNER

                                ATTORNEYS AT LAW

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                                                            CLIENT/MATTER NUMBER
                                                                     014530/0101

                                 April 25, 2000


Banta Corporation
225 Main Street
Menasha, WI  54952

Ladies and Gentlemen:

          We have acted as counsel for Banta Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an additional 1,000,000 shares of the Company's common stock, $.10 par value (the "Common Stock"), and the associated rights ("Rights") to purchase shares of Common Stock, that may be issued pursuant to the Banta Corporation 1995 Equity Incentive Plan, as amended (the "1995 Plan"). The additional shares of Common Stock and the Rights subject to the Registration Statement relate to an amendment of the 1995 Plan adopted by the Board of Directors and approved by the shareholders of the Company that increased the aggregate number of shares issuable thereunder from 1,500,000 to 2,500,000. The terms of the Rights issuable under the 1995 Plan are as set forth in that certain Rights Agreement (the "Rights Agreement"), dated as of October 29, 1991, by and between the Company and First Wisconsin Trust Company (n/k/a Firstar Bank, N.A.).

          In connection  with our opinion as set forth below,  we have examined:
(i) the 1995 Plan; (ii) signed copies of the Registration Statement; (iii) the Company's Restated Articles of Incorporation and By-Laws, as amended to date;
(iv) the Rights Agreement; (v) corporate proceedings of the Company relating to the adoption of the above-described amendment to the 1995 Plan and the issuance of additional shares of Common Stock and Rights thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Foley & Lardner
  Banta Corporation
  April 25, 2000
  Page 2



          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

          2. The Common Stock subject to the Registration Statement, when issued and paid for in the manner provided in the 1995 Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed, not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

          3. The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,

                                        /s/ FOLEY & LARDNER

                                        Foley & Lardner